Exhibit 5.1
May 22, 2007
UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, CA 94111

Attention:	Dennis A. Lee, Esq.
Senior Vice President
Corporate Counsel and
Assistant Corporate Secretary

Re:	Resale Registration Statement on Form S-3 of UCBH Holdings, Inc. on behalf of Selling Stockholder
Ladies and Gentlemen:
We have acted as counsel to UCBH Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date of this opinion, on behalf of selling stockholder. The Shares will be issued upon closing of the Company’s acquisition of all issued and outstanding limited liability company interests of CAB Holding, LLC in exchange therefor.
As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates. As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including the following documents and instruments:
A.	Second Amended and Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State on May 10, 2007.

B.	A Certificate of Good Standing of the Company, issued by the Delaware Secretary of State on May 10, 2007.

C.	The Amended and Restated By-Laws of the Company, certified by the Secretary of the Company on May 16, 2007.

D.	Records of proceedings and actions of the Board of Directors of the Company on January 4, 2007, certified by the Assistant Corporate Secretary of the Company on May 16, 2007.
We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.
This opinion is limited solely to the Delaware General Corporation Law and applicable provisions of the Delaware Constitution, as applied by courts located in Delaware (collectively, the “Law”), and the reported judicial decisions interpreting the Law.
Subject to the foregoing, it is our opinion that the Shares have been duly authorized and are legally and validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Squire, Sanders & Dempsey L.L.P.